                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 001-31242

                            Navigator Ventures, Inc.
  ----------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                18662 MacArthur Blvd. 2nd Floor, Irvine CA 92612
  ----------------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                  Common Shares
  ----------------------------------------------------------------------------
                       (Title of each class of securities
                              covered by this Form)

                                      None
  ----------------------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


  Please place an X in the box(es) to designate the appropiate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)   [_]         Rule 12h-3(b)(1)(i)    [_]
       Rule 12g-4(a)(1)(ii)  [_]         Rule 12h-3(b)(1)(ii)   [_]
       Rule 12g-4(a)(2)(i)   [_]         Rule 12h-3(b)(2)(i)    [_]
       Rule 12g-4(a)(2)(i)   [_]         Rule 12h-3(b)(2)(ii)   [_]
                                         Rule 15d-6

Approximate number of holders of record as of the certification or notice date: 100

Pursuant to the requirements of the Securities Exhange Act of 1934, Navigator Ventures, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: Dec 11, 2006                              Navigator Ventures, Inc.




                                                By: /s/Dion M. Dubon
                                                    ---------------------------
                                                    Name: Dion M. Dubon
                                                    Title: President